Exhibit 99.1

                  JACKSONVILLE BANCORP ANNOUNCES FIRST QUARTER
                            EARNINGS INCREASE OF 38%

JACKSONVILLE, FLA., April 28/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB) announced today that the Company had first quarter earnings of $508 thousand, an increase of 38% over the $367 thousand in 2005. The company earned $0.28 per diluted share, a 40% increase over the $0.20 recorded in the previous year. Return on average equity was 10.26% compared to 8.31% in 2005, up 23%.

Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III, stated, "We are pleased with our first quarter results. Our bank grew $31 million in the first quarter and has grown almost $74 million in the last 12 months while our efficiency ratio improved from 70.76% in the first quarter of 2005 to 64.71% in 2006. We were able to attract some large deposits during the quarter supporting the ongoing growth of our high quality loan portfolio. The Ortega office opened for business on February 6, 2006 and has exceeded our expectations to date; the Gate Parkway office should open on or about May 31, 2006."

Net interest income for the quarter increased 22% over the same period of 2005 due primarily to a 23% growth in average earning assets. The net interest margin was 3.69% for the quarter ended March 31, 2006, compared to 3.73% for the comparable period one year ago, and 4.06% for the preceding quarter. The interest margin compression was due primarily to prepayment fee income being larger in the preceding quarter than in the current quarter.

Total assets were $304.1 million at March 31, 2006, compared to $230.5 million at March 31, 2005. Net loans increased 27% to $245.7 million as of March 31, 2006, compared to $192.9 million as of March 31, 2005. Total deposits increased 33% to $276.0 million, compared to $208.2 million as of March 31, 2005. Non-time deposits grew by 60% to $208.4 million, while time deposits declined by 13% from March 31, 2005.

Credit quality remains healthy and continues to outperform the peer group, with non-performing loans at 0.09% of total loans outstanding at quarter-end and net charge-offs at 0.00% of average loans for the quarter. The allowance for loan losses as a percentage of total average loans was 0.94% at March 31, 2006, compared to 0.96% a year earlier.

Noninterest income was stable at $214 thousand for the quarter ended March 31, 2006 while noninterest expense was $1.8 million, up 9% over the prior year. During the first quarter, the Company fully absorbed additional expenses related to its fourth branch, which opened for business on February 6, 2006, and occupancy expenses related to its fifth branch, which is targeted to open during the second quarter of 2006.

"More and more Jacksonville families and businesses are trusting The Jacksonville Bank for their depository and lending needs. We believe this trend will accelerate as we become more convenient through our expanding office network," added Mr. Pomar.

A more detailed summary of the operating performance and financial condition through March 31, 2006 will be available in the forthcoming 10-Q scheduled to be filed with the Securities and Exchange Commission on or before May 15, 2006.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

       Contact Valerie Kendall at 904-421-3051 for additional information.

                           JACKSONVILLE BANCORP, INC.
                                   (Unaudited)
                (Dollars in thousands except for per share data)

                                                               Three Months Ended   Three Months Ended
                                                                    March 31,            March 31,
                                                               ------------------   ------------------
                                                                    2006                 2005
                                                               ------------------   ------------------
Earnings Summary
----------------
Total interest income                                          $            4,855   $            3,356
Total interest expense                                         $            2,363   $            1,312

   Net interest income                                         $            2,492   $            2,044
Provision for loan losses                                      $              152   $               64

   Net interest income after provision for loan losses         $            2,340   $            1,980
Noninterest income                                             $              214   $              223
Noninterest expense                                            $            1,751   $            1,604

   Income before income tax                                    $              803   $              599
Income tax provision                                           $              295   $              232

   Net income                                                  $              508   $              367

Summary Average Balance Sheet
-----------------------------
Loans, gross                                                   $          239,565   $          195,635
Securities                                                     $           25,063   $           24,794
Other earning assets                                           $            9,399   $            1,872
                                                               ------------------   ------------------
   Total earning assets                                        $          274,027   $          222,301
Other assets                                                   $           13,182   $            7,761
                                                               ------------------   ------------------
   Total assets                                                $          287,209   $          230,062
                                                               ==================   ==================
Interest bearing liabilities                                   $          228,752   $          182,263
Other liabilities                                              $           38,368   $           29,892
Shareholders' equity                                           $           20,089   $           17,907
                                                               ------------------   ------------------
   Total liabilities and shareholders' equity                  $          287,209   $          230,062
                                                               ==================   ==================

Per Share Data
--------------
Basic earnings per share                                       $             0.30   $             0.21
Diluted earnings per share                                     $             0.28   $             0.20
Book value per basic share at end of period                    $            11.86   $            10.51
Basic weighted average shares outstanding                               1,718,435            1,708,109
Diluted weighted average shares outstanding                             1,804,974            1,793,078
Total shares outstanding at end of period                               1,719,852            1,707,666
Closing market price per share                                 $            32.00   $            29.95

Selected Ratios
---------------
Return on average assets                                                     0.72%                0.65%
Return on average equity                                                    10.26%                8.31%
Average equity to average assets                                             6.99%                7.78%
Interest rate spread                                                         3.00%                3.20%
Net interest margin                                                          3.69%                3.73%
Allowance for loan losses as a percentage of
 total average loans                                                         0.94%                0.96%
Net charged off loans as a percentage of average loans                       0.00%                0.00%

                                                                   March 31,             March 31,
                                                                     2006                  2005
                                                               ------------------   ------------------
Summary Balance Sheet
---------------------
Cash and cash equivalents                                      $           19,180   $            7,295
Securities                                                                 27,280               24,363
Loans, net                                                                245,694              192,903
All other assets                                                           11,918                5,936
                                                               ------------------   ------------------
   Total assets                                                $          304,072   $          230,497
                                                               ==================   ==================
Deposit accounts                                               $          275,950   $          208,181
All other liabilities                                                       7,722                4,372
Shareholders' equity                                                       20,400               17,944
                                                               ------------------   ------------------
   Total liabilities and shareholders' equity                  $          304,072   $          230,497
                                                               ==================   ==================